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EXHIBIT 5.2

Richards, Layton & Finger
A PROFESSIONAL ASSOCIATION
One Rodney Square
920 North King Street
Wilmington, Delaware 19801
(302) 651-7700
Fax: (302) 651-7701 www.rlf.com

        November 21, 2005

Tronox Incorporated
123 Robert S. Kerr Ave.
Oklahoma City, Oklahoma 73102

  Re:
  Tronox Incorporated
  Registration Statement on Form S-1 (File No. 333-125574)

Ladies and Gentlemen:

        We have acted as special Delaware counsel to Tronox Incorporated, a Delaware corporation (the "Company"), in connection with the registration by the Company under the Securities Act of 1933 of a public offer and sale of shares of Class A Common Stock, par value $0.01, per share (the "Class A Shares") of the Company and the associated preferred share purchase rights (the "Class A Rights"). In this connection, you have requested our opinion as to a certain matter of Delaware law. Unless otherwise defined herein, the capitalized terms used herein have the meanings ascribed to such terms in the Agreement (as hereinafter defined).

        We have been furnished and have reviewed the following documents: (i) the Certificate of Incorporation of the Company as filed with the Secretary of State of the State of Delaware (the "Secretary of State") on May 17, 2005, the Certificate of Amendment of the Certificate of Incorporation of the Company as filed with the Secretary of State on September 12, 2005 and the form of Amended and Restated Certificate of Incorporation of the Company to be filed with the Secretary of State on November 23, 2005 (collectively, the "Certificate of Incorporation"); (ii) the Bylaws of the Company (the "Bylaws"); (iii) the Rights Agreement (the "Agreement"), dated as of November 7, 2005, between the Company and UMB Bank, N.A., as Rights Agent; (iv) resolutions of the Board of Directors (the "Board") of the Company and the Pricing and Finance Committee thereof relating to the Agreement; (v) a certificate of good standing, dated the date hereof, issued by the Secretary of State with respect to the Company; and (vi) a certificate of an officer of the Company, dated the date hereof, as to certain matters.

        With respect to the foregoing documents, we have assumed: (a) the genuineness of all signatures, and the incumbency, authority, legal right and power and legal capacity under all applicable laws and regulations, of each of the officers and other persons and entities signing or whose signatures appear upon each of said documents as or on behalf of the parties thereto; (b) the authenticity of all documents submitted to us as originals; (c) the conformity to authentic originals of all documents submitted to us as certified, conformed, photostatic, electronic or other copies; and (d) that the foregoing documents, in the forms submitted to us for our review, have not been and will not be altered or amended in any respect material to our opinion as expressed herein. We have not reviewed any document other than the documents listed above for purposes of rendering our opinion as expressed herein, and we assume that there exists no provision of any such other document that bears upon or is inconsistent with our opinion as expressed herein. In addition, we have conducted no independent factual investigation of our own, but rather have relied solely upon the foregoing documents furnished for our review as listed above, the statements of facts and factual information set forth in said documents, and the additional matters recited or assumed herein, all of which we assume to be true, complete and accurate in all material respects.

        In addition to the foregoing, for the purpose of rendering our opinion as expressed herein, we have, with your consent, assumed the following matters: (i) that each of the parties to the Agreement (other than the Company) has been duly created, organized or formed, as the case may be, and is validly existing in good standing under the laws of the jurisdiction governing its creation, organization or formation, as the case may be; (ii) that the authorization, execution, delivery and performance of the Agreement by the parties thereto (other than the Company) does not conflict with, or result in a violation of, the respective certificates or articles of incorporation or bylaws of any of the parties to the Agreement; (iii) that each of the parties to the Agreement (other than the Company) has the requisite capacity, power and authority, as the case may be, to execute and deliver, and to perform its obligations under, the Agreement; (iv) that the Agreement has been duly authorized, executed and delivered by each of the parties thereto (other than the Company); (v) that the Agreement constitutes a legal, valid and binding obligation of the Rights Agent and is enforceable against the Rights Agent in accordance with its terms; (vi) that the due authorization, execution and delivery of the Agreement by each of the parties thereto did not, and the consummation of the transactions contemplated thereby will not, violate or conflict with any provision of any judgment, order, writ, injunction or decree of any court or governmental authority, or violate or result in a breach of or constitute a default or require any consent (other than such consents as have been duly obtained) under, any provision of any other agreement, contract, instrument or obligation to which any such party is a party or by which any such party or any of such party's properties is bound; and (vii) that the initial issuance of Class A Rights as a dividend on then-outstanding Class A Shares was, and any subsequent issuance of Class A Rights by the Company will be, duly authorized and has been and will be accomplished in accordance with the provisions of the Agreement.

The Agreement and Certain Additional Assumptions

        The Board has authorized and declared a dividend of (i) one Class A Right for each Class A Share outstanding on November 21, 2005 (the "Record Date"), and (ii) one preferred share purchase right (a "Class B Right" and, together with a Class A Right, the "Rights") for each share of Class B Common Stock, par value $0.01 per share, of the Company (the "Class B Shares" and, together with the Class A Shares, the "Common Shares") outstanding on the Record Date. The Board has further authorized and directed the issuance of one Class A Right or Class B Right with respect to each Class A Share or Class B Share, respectively, that shall become outstanding between the Record Date and the date on which the Rights become exercisable. Each Right entitles the holder thereof to purchase one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $0.01 per share, of the Company (the "Series A Preferred Stock") upon the terms and subject to the conditions set forth in the Agreement. In summary, the Rights will become exercisable, subject to deferral thereof under certain circumstances, if any Person (subject to certain exceptions), who or which, together with all Affiliates and Associates of such Person: (i) becomes the Beneficial Owner of 15% or more of the outstanding (X) Class A Shares, (Y) Class B Shares, or (Z) Common Shares (thereby becoming an "Acquiring Person"), or (ii) a Person or group (other than exempt Persons) commences a tender or exchange offer the consummation of which would result in any Person becoming an Acquiring Person.

        The Agreement further provides, in summary: (i) that, in the event (a "Flip-In Event") a Person becomes an Acquiring Person, then each Class A Right and each Class B Right, respectively (other than Rights owned by the Acquiring Person and/or Affiliates and Associates thereof, which Rights will thereupon become null and void), will entitle the holder thereof to purchase, at the adjusted Purchase Price, Class A Shares and Class B Shares, respectively, having a market value of twice such adjusted Purchase Price or, at the option of the Company or in the absence of sufficient Common Shares to permit such exercise in full, shares of Series A Preferred Stock having substantially the same value; and (ii) that, at any time after the Flip-In Event and before the occurrence of an event as described in the next sentence (a "Flip-Over Event") or the acquisition by an Acquiring Person of beneficial ownership of 50% or more of the outstanding Common Shares, the Board may exchange the Rights (other than Rights owned by any such Acquiring Person, which will have become void), in whole or in part, for Common Shares (or, at the option of the Company or in the absence of sufficient Common Shares to permit such exchange, shares of Series A Preferred Stock) at an exchange ratio of one Class A Share or one Class B Share, respectively (or equivalent shares of Series A Preferred Stock), per Class A Right or Class B Right, respectively (collectively the "Bargain Purchase Provisions"). In addition, from and after the time that any Person becomes an Acquiring Person, if the Company merges into another corporation or is involved in a merger or combination with another Person in which any of the Common Shares is changed or converted, or if the Company sells 50% or more of its assets or earning power to another Person, each Right will entitle its holder to purchase, at the adjusted Purchase Price, shares of common stock of such other Person having a market value equal to twice the adjusted Purchase Price (the "Flip-Over Provisions").

        We understand that the Board adopted the Agreement based on various concerns, including, inter alia, its determination of the following matters: (i) a person or group could acquire control of the Company, or obtain a position that might deter a fair acquisition of the Company by others, by buying shares in a tender offer, in the market or in negotiated transactions, without offering a fair price to all stockholders or without paying a control premium for the shares acquired; (ii) a person or group could accumulate the Common Shares in the market or in negotiated transactions with a view to making a profit by putting the Company "in play", even though the timing of that event may not be in the best interests of the Company, its stockholders and other affected constituencies; (iii) such a person or group might seek to engage in transactions with the Company, or to use the resources of the Company, in a manner or on terms not fair to other stockholders; (iv) the foregoing tactics would not be in the best interests of stockholders and other constituencies of the Company and would be disruptive and detrimental to the Company and its business; and (v) the provisions of Delaware law and the Certificate of Incorporation and Bylaws would not necessarily prevent such tactics. In addition, we understand that the Agreement is not intended to prevent or to deter an offer to acquire the Company at a price and on terms which would be in the best interest of all the stockholders, and that the Agreement is not intended to interfere with the effectiveness of any stockholder vote or to affect adversely the ability of a person or group to obtain representation on, and possibly control of, the Board by a proxy contest, to an extent beyond that permitted by Delaware law.

        We further understand that, in considering whether or not to adopt the Agreement, the Board also considered a number of additional matters including, but not limited to, the following: (i) the financial and other characteristics of the Company which, in the Board's view, may make the Company an attractive takeover target; (ii) the takeover environment generally and as it relates to the Company; (iii) the extent to which the Company may be vulnerable to various takeover tactics in light of present law and the provisions of the Certificate of Incorporation and Bylaws; (iv) the provisions, purposes and potential effects of the Agreement; (v) the relationship between the Agreement and the threat posed by the takeover tactics enumerated above; (vi) the potential effect of the Agreement on future offers for the stock of the Company and potential proxy contests; (vii) the potential impact of the Agreement on the likelihood of a potential acquiror seeking to negotiate an acquisition of the Company; (viii) the redemption, amendment and other features of the Agreement; (ix) the potential effect of the Agreement on the market price of the stock of the Company; and (x) the provisions of similar plans adopted by other corporations.

        In addition to the foregoing, for the purpose of rendering our opinion as expressed herein, we have, with your consent, assumed the following matters:

            (i)  that adoption of the Agreement by the Board resulted from and was based upon a thorough and careful investigation and informed consideration of the Agreement and all its provisions, in light of those factors and principles outlined herein and others which were, in good faith, deemed relevant;

           (ii)  that the Board honestly believed in good faith that the Agreement is in the best interests of the Company and its stockholders and that the benefits to the Company and its stockholders from adoption of the Agreement outweigh the costs and detriments of its adoption;

          (iii)  that the Agreement serves legitimate corporate purposes and is reasonably necessary and proportionate to a threat posed to the Company and its stockholders, reasonably perceived by the Board; and

          (iv)  that the Agreement was not adopted for the purpose of retaining the Board's control of the Company or for any other improper purpose.

The Delaware Law

        Section 157 of the General Corporation Law of the State of Delaware (the "General Corporation Law"), 8 Del. C. § 157, authorizes the creation and issuance of rights entitling the holders thereof to purchase from the corporation any shares of its capital stock on such terms and conditions as shall be stated in the certificate of incorporation or in any resolution adopted by the board of directors providing for the creation and issuance of such rights.

        In Moran v. Household International Inc., 500 A.2d 1346 (Del. 1985), the Delaware Supreme Court held that Section 157 of the General Corporation Law provides statutory authority for a board of directors to issue rights containing provisions similar to the Flip-Over Provisions and that the business judgment rule applied to the adoption by the board of directors of Household International of a rights dividend plan as a preplanned defensive mechanism. The Court found that the rights dividend issued by Household had a rational corporate purpose in view of Household's reasonably perceived vulnerability to unfair or coercive takeovers generally, and, accordingly, that the issuance of rights containing provisions similar to the Flip-Over Provisions was a legitimate exercise of the business judgment of the Household directors under the facts presented. In so holding, the Court stated: "The Directors adopted the Agreement in the good faith belief that it was necessary to protect Household from coercive acquisition techniques. The Board was informed as to the details of the Agreement. In addition, Household has demonstrated that the Agreement is reasonable in relation to the threat posed." 500 A.2d at 1357.

        In Revlon, Inc. v. MacAndrews & Forbes Holdings, Inc., 506 A.2d 173 (Del. 1986), relying on its holding in Household and on the general powers provisions of Section 122(13) of the General Corporation Law, 8 Del. C. § 122(13), the Delaware Supreme Court upheld the initial adoption by the board of directors of Revlon of a rights plan which, like the Bargain Purchase Provisions, discriminated against an acquiring person. There, in the face of an impending hostile takeover bid at a price which the Revlon board reasonably determined was grossly inadequate, the Board adopted a rights plan which gave all stockholders, other than the acquiring person, the right to put their shares back to the corporation for securities having a value substantially in excess of the market value of their shares. The Court found that, under the circumstances presented, "the board acted in good faith and upon reasonable investigation" and that "it cannot be said that the Rights Plan as employed was unreasonable, considering the threat posed". 506 A.2d at 181.

        In Leonard Loventhal Account v. Hilton Hotels Corp., C.A. No. 17803, 2000 WL 1528909 (Del. Ch. Oct. 10, 2000), aff'd, 780 A.2d 245 (Del. 2001), the Delaware Court of Chancery dismissed a complaint filed by a stockholder of Hilton Hotels Corp. challenging a stockholder rights plan adopted by the Hilton board of directors in November 1999. The Hilton rights plan included provisions commonly found in many other stockholder rights plans adopted by Delaware corporations since the Delaware Supreme Court first examined and upheld the right of a board of directors to adopt such a plan in Moran v. Household. Nonetheless, the plaintiff challenged the rights plan on five separate grounds, asserting that: (i) the plan was not a valid and enforceable contract between Hilton and its common stockholders; (ii) the plan imposed unlawful transfer restrictions on Hilton common stock; (iii) the plan violated 8 Del. C. §§ 151 and 242 by altering the rights of Hilton stockholders without an amendment to Hilton's certificate of incorporation; (iv) Hilton violated 8 Del. C. § 202, its bylaws and 6 Del. C. § 8-401 by failing to issue unlegended stock certificates for shares of common stock upon request; and (v) the plan violated 8 Del. C. §§ 102(b) (7) and 141(a) by attempting to eliminate any liability on the part of Hilton's board of directors. In doing so, the plaintiff "challenged several provisions and aspects of the Hilton rights plan that were not only contained in the Household rights plan, but figured prominently in the litigation that led to the decisions of the Delaware courts." Id. at *4.

        With respect to plaintiff's first three claims, the Court dismissed each under the doctrine of stare decisis, finding in each case that the plaintiff's arguments had been considered and rejected by the Delaware Supreme Court in Moran and that the "Hilton board validly relied on its business judgment to adopt the Rights Plan." Id. at *5. The Court further held that Hilton did not violate its bylaws or Delaware law by failing to issue unlegended stock certificates because the legend was authorized by 8 Del. C. § 157, was validly approved by the Hilton board, was appropriate as it continued to evidence the validly issued rights and did not constitute a refusal to register a transfer. Finally, the Court dismissed as moot the plaintiff's claim that the rights plan, which provided that any actions taken in good faith by the Hilton directors in administering the plan "shall... not subject the Board to any liability to the holders of the Rights," improperly limited the liability of the Hilton directors for breaches of fiduciary duty. The Court's holding, however, was based on Hilton's representation that the provision in question had no effect on the rights of Hilton's stockholders, qua stockholders, and did not bar claims that may be brought by stockholders as such concerning the rights plan.

        The Household, Revlon and Hilton decisions, and the subsequent decisions of the Delaware courts relying on those cases, clearly support the application of the business judgment rule to the adoption of a rights plan such as the Agreement, if the board of directors acts in good faith and on an informed basis and if the provisions of the plan are reasonable in relation to the threat posed to the corporation.

Opinion

        Based upon and subject to the foregoing and upon our review of such matters of law as we have deemed necessary and appropriate in order to render our opinion as expressed herein, and subject to the assumptions, limitations, exceptions and qualifications set forth herein, it is our opinion that the Class A Rights are binding obligations of the Company.

        The foregoing opinion is subject to the following limitations, exceptions and qualifications:

          A.    We are admitted to practice law in the State of Delaware and do not hold ourselves out as being experts on the law of any other jurisdiction. The foregoing opinion is limited to the laws of the State of Delaware, and we have not considered and express no opinion on the effect of the laws of any other state or jurisdiction, including state or federal laws relating to securities or other federal laws, or the rules and regulations of stock exchanges or of any other regulatory body. In addition, we have not considered and express no opinion as to the applicability of or any compliance with the Delaware Securities Act, 6 Del. C.§ 7301 et seq., or any rules or regulations promulgated thereunder.

          B.    Our opinion above is subject to (a) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, moratorium, reorganization, receivership and similar laws relating to or affecting the enforcement of the rights and remedies of creditors generally, (b) principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether considered and applied in a proceeding in equity or at law or pursuant to arbitration), (c) the discretion of the court before which any proceeding in respect of the Agreement or the transactions contemplated thereby may be brought, and (d) applicable law relating to fiduciary duties.

          C.    The foregoing opinion does not address any subsequent action or inaction by the Board with respect to or affecting the Agreement, including, without limitation, any decision by the Board relating to redemption or exchange of the Rights, or amendment of the terms of the Agreement, which would be judged in light of the relevant facts, circumstances and legal precedents applicable at that time.

        We understand that this opinion may be filed with the Securities and Exchange Commission in connection with the Company's registration of Class A Shares and Class A Rights under the Securities Act of 1934 pursuant to a registration statement on Form S-1 (the "Registration Statement"). We hereby expressly consent to such filing and the use of our name as counsel in such Registration Statement. Except as set forth in the two immediately preceding sentences, the foregoing opinion is rendered solely for your benefit in connection with the matters addressed herein and, without our prior written consent, may not be relied upon by you for any other purpose or be furnished or quoted to, or be relied upon by, any other person or entity for any purpose.

Very truly yours,
CSB/LRS	/s/ Richards, Layton & Finger, P.A.

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  EXHIBIT 5.2
Richards, Layton & Finger A PROFESSIONAL ASSOCIATION One Rodney Square 920 North King Street Wilmington, Delaware 19801 (302) 651-7700 Fax: (302) 651-7701 www.rlf.com
The Agreement and Certain Additional Assumptions
The Delaware Law
Opinion